Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated October 1, 2010

Credit Suisse FX Factor USD Excess Return Index
Monthly Performance Report - September 2010

1 October 2010



Performance Statistics

	September	3 Months	YTD	12 Months	5 Years
Excess Return	-0.53%	-1.34%	-0.86%	0.79%	17.07%
Realized Volatility	4.40%	4.74%	5.59%	5.47%	5.23%
Sharpe Ratio	-1.36	-1.09	-0.17	0.17	0.62
Skew	-0.08	0.14	-0.35	-0.37	-0.36
Kurtosis	0.01	-0.17	5.10	4.09	2.37
Maximum Drawdown	-1.65%	-2.99%	-4.73%	-4.73%	-4.96%
Maximum Drawdown Date	22 Sep 10	03 Aug 10	03 Aug 10	03 Aug 10	23 Sep 08

Source: Credit Suisse - Sep 2005 to Sep 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Performance (past 12 months)


Index Level
250
245
240
235
230
225
220
FXFTERUS
Sep 09
Dec 09
Mar 10
Jun 10

Risk-Return Comparison (12 month rolling)


Return
CS Tremont Hedge Fund Index
JP Morgan Global Bond Index
S&P GS Commodity Index
MSCI World
FX Parker Index
FXFTERUS
Volatility
15%
13%
11%
9%
7%
5%
3%
1%
-1%
-3%
-5%
0%
5%
10%
15%
20%
25%
30%

Source: Bloomberg, Datastream, Credit Suisse-Sep 2009 to Sep 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Highlights

- The CS FX Factor Index registered a decline of 0.53% in September. Year to date, the FX Factor index is down by 0.86%, with a realised volatility of 5.59%.
- While the prospect of further quantitative easing from the Fed lifted the performance of pro-risk strategies, the strong rebound of peripheral European currencies negatively affected the performance of some of our macro-driven portfolios.
- Strongly positive gains emerged from Momentum in September, thanks to broad weakness in the US dollar, with some additional positively contributions coming from Carry and Emerging Markets.
- On the other hand, Growth, Terms of Trade and Value had a negative contribution to this month performance, in particular from the emerging market space.

Strategy Contribution

	3 Months	12 Months
Carry	-0.55%	1.27%
EM	1.30%	-0.03%
Growth	-1.07%	1.59%
Momentum	2.30%	-0.67%
Terms of Trade	-2.47%	-1.83%
Value	-0.85%	0.47%
Overall	-1.34%	0.79%

3 Months Rolling Contribution


4%
3%
2%
1%
0%
-1%
-2%
-3%
-4%
-5%
-6%
Carry
Growth
Value
FX Factor
Terms of Trade
Momentum
EM
Sep-09 / Dec-09
Dec-09 / Mar-10
Mar-10 / Jun-10
Jun-10 / Sep-10

Source: Credit Suisse - Sep 2009 to Sep 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Index Facts

Index Value (30 Sep 2010)	238.86
Bloomberg Index Ticker	FXFTERUS Index <GO>

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